Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

December 14, 2012

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:	Allied Technologies Group, Inc.
File No. 333-178472

Commissioners:

We have read the statements made by Registrant, which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of Registrant dated December 14, 2012. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC